Exhibit 99.1

Rainmaker Reports Fourth Quarter and Fiscal 2008 Results

Campbell, Calif., February 19, 2009 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today reported financial results for the 2008 fourth quarter and full year ended December 31, 2008.

Financial Highlights:

•	FY08 revenue of $60.3 million, up 16% year-over-year excluding Dell

•	Ending cash balance of $20 million at December 31, 2008

•	Repurchased 200,000 shares of Rainmaker common stock in the fourth quarter of 2008

•	Continuing stock buyback program

Rainmaker CEO Michael Silton commented, “The impact of the economic downturn is having a direct impact on our business as companies reduce their overall marketing spend and our clients’ customers postpone or forego renewals of service contracts. We continue to win new business and expansions in all our product lines, reflecting continued demand for the unique value of our services, and see significant opportunities in our pipeline as we remain focused on executing for our clients. The pace of new business, however, has not been enough to offset the decline in revenue caused by the economic conditions we are all experiencing, and we may see further declines before things improve. We have taken significant steps to better align our cost structure with our goal of achieving positive cash flow in the first quarter of 2009. With our strong financial position and substantial base of industry leading customers, we believe that we are well positioned to weather this economic downturn and emerge stronger when conditions improve.”

Total cash and cash equivalents at December 31, 2008 were $20.0 million, compared with $23.2 million at September 30, 2008. Total debt at December 31st was $4.3 million, including $3 million from the Company’s line of credit, which will be repaid over the next 36 months.

Rainmaker achieved fourth quarter net revenue of $13.4 million, compared to net revenue of $20.1 million in the fourth quarter of 2007 and $14.5 million in the third quarter of 2008. Excluding Dell, fourth quarter 2008 revenue was down 11% from the fourth quarter last year and down 7% from the preceding quarter. Revenue for 2008 was $66.3 million, compared to $73.5 million for 2007. Excluding Dell, revenue for 2008 was $60.3 million, up 16% from 2007.

Gross margin was 34% in the fourth quarter of 2008, compared to 48% in the fourth quarter of 2007 and 34% in the third quarter of 2008. Fourth quarter 2008 gross margin includes costs of $212,000 related to severance and facility closure costs. Excluding these costs, gross margin in the fourth quarter would have been 36%. Gross margin for 2008 was 41%, compared to 48% in 2007. Gross margin for 2008 includes costs of $316,000 related to severance and facility closure costs.

GAAP net loss for the fourth quarter of 2008 was $20.3 million, or a loss of $1.05 per share, compared to GAAP net income of $221,000, or $0.01 per diluted share, for the fourth quarter of 2007, and a GAAP net loss of $6.1 million, or a loss of $0.32 per share, in the third quarter of 2008. GAAP net loss for the fourth quarter of 2008 includes non-cash impairment charges for goodwill and intangible assets of $13.7 million and a $749,000 write-down of the Company’s minority investment in a private company. The non-cash goodwill and intangible asset impairment charge is based on a combination of factors, including the current economic environment and the Company’s market valuation. Also, included in Q4’08 GAAP net loss are severance costs of $565,000 and facility closure costs of $181,000 related to the Company’s actions to reduce its cost structure.

GAAP net loss for 2008 was $30.6 million, or a loss of $1.58 per share, compared to GAAP net income of $1.5 million, or $0.08 per diluted share, in 2007. GAAP net loss for 2008 includes the fourth quarter non-cash goodwill and intangible asset impairment charge of $13.7 million and the $749,000 write-down of the minority investment in a private company. Also included in 2008 GAAP net loss are severance costs of $1 million and facility closure costs of $484,000 related to the Company’s actions to reduce its cost structure.

Non-GAAP net loss for the fourth quarter of 2008 was $4.3 million, or a loss of $0.22 per share. Fourth quarter non-GAAP net loss excludes the non-cash impairment charges for goodwill and intangible assets of $13.7 million, non-cash write-down of the minority investment in a private company of $749,000, stock based compensation of $583,000, amortization of intangible assets from acquisitions of $711,000, and facility closure costs of $181,000. This compares to non-GAAP net income of $1.3 million, or $0.06 per diluted share, for the fourth quarter of 2007, and a non-GAAP net loss of $4.7 million, or a loss of $0.24 per share, in the third quarter of 2008.

Non-GAAP net loss for 2008 was $10.2 million, or a loss of $0.53 per share, compared to non-GAAP net income of $5.2 million, or $0.28 per diluted share, for 2007. Non-GAAP net loss per share for 2008 excludes the non-cash impairment charges for goodwill and intangible assets of $13.7 million, non-cash write-down of the minority investment in a private company of $749,000, stock based compensation of $2.2 million, amortization of intangible assets from acquisitions of $3.2 million, and facility closure costs of $484,000.

Income tax expense in the fourth quarter of 2008 was $4,000, which includes a $136,000 reduction in income tax expense related to the write-down of goodwill. Income tax expense for 2008 was $335,000.

Fourth quarter 2008 basic EPS results are based on 19.2 million weighted average shares outstanding and exclude all options, warrants and unvested restricted share awards which are anti-dilutive.

Total shares outstanding at December 31, 2008 were approximately 21.2 million common shares, which includes approximately 2.0 million unvested restricted shares. In addition, Rainmaker had 2.6 million unexercised options and warrants with a weighted average exercise price of approximately $4.45 per share.

Stock Repurchase

During the fourth quarter, Rainmaker repurchased approximately 200,000 shares of its outstanding common stock at a cost of $272,000 and at an average purchase price of $1.36 per share. Since inception of the program through December 31, 2008, Rainmaker repurchased 289,000 shares of its common stock at a cost of approximately $512,000 and at an average purchase price of $1.77 per share. The Company plans to continue its share repurchase program. The share repurchase program was approved by Rainmaker’s board through July 2009, up to a maximum of $3.0 million of shares of the Company’s common stock.

Recent Business Highlights

•	Fortune 50 hardware client extended agreement for contract sales

•	Added Fortune 500 global telecom services provider as new client for contract sales

•	Fortune 500 global desktop and notebook computer client extended agreement for contract sales

•	Fortune 50 global software client awarded expansion of lead development agreement

•	Fortune 500 global network computing client awarded expansion of lead development program to include Asia-Pacific region

•	Added global enterprise business software provider Lawson Software as new client for training sales

•	Added global enterprise management solutions provider BMC Software as new client for training sales

•	Business software client TIBCO Software awarded three-year renewal of training sales agreement

•	Global media business information client awarded two-year extension of training sales agreement

Financial Guidance

Given the uncertainties in the economic environment and its direct impact on Rainmaker’s customers and their overall marketing spend going forward, Rainmaker is not providing guidance until visibility into its business and the overall economy improves. Rainmaker maintains a strong financial position and is focused on achieving its goal of positive cash flow for fiscal year 2009.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its fiscal 2008 fourth quarter and full year results. Those wishing to participate in the live call should dial (800) 240-2134 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11125643 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures.

In addition to GAAP results, Rainmaker also considers adjusted net income and adjusted net income per share, which are referred to as non-GAAP net income and non-GAAP net income per share, and EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. Non-GAAP net income, non-GAAP net income per share and EBITDA exclude certain expenses that management does not consider to be related to the Company’s core operating performance.

Non-GAAP net (loss)/income consists of net (loss)/income including an adjustment intended to reflect the full amount of revenue on assumed contracts in connection with acquisitions and excluding equity plan-related compensation expenses, and amortization of purchased intangible assets. Additionally, non-GAAP net (loss)/income excludes facility closure costs relating to our vacating leased office space in Oakland and the Philippines, and one-time non-recurring charges for impairment of goodwill and other intangible assets, and a write-down of our minority investment in a privately-held company. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net (loss)/income is adjusted by the amount of additional taxes that Rainmaker would accrue using an annualized effective tax rate applied to the non-GAAP results. Stock compensation adjustments were $583,000 for the three months ended December 31, 2008 and related to option award and restricted stock awards granted since the adoption of FASB Statement No. 123R, Share Based Payments, in January 2006. Amortization of intangible assets was $711,000 for the three months ended December 31, 2008 and related primarily to the prior acquisitions of Sunset Direct, Launch Project, Metrics Corp, ViewCentral, CAS Systems and Qinteraction. Facility closure costs were $181,000 in the three months ended December 31, 2008 and related to costs incurred in closing our Oakland office and costs incurred to vacate leased office space in the Philippines. Impairment charges for goodwill and other intangible assets were $13.7 million in the three months ended December 31, 2008, and related to our annual impairment analysis of goodwill and other intangible assets performed in the 4th quarter in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Write-down of the minority investment was $749,000 in the three months ended December 31, 2008, and related to the write-down of the carrying value of our investment in a privately-held company to its fair value at December 31, 2008. The tax effect of these adjustments was $0 for the three months ended December 31, 2008. See Exhibit A for a reconciliation of GAAP net (loss)/income to non-GAAP net (loss)/income.

Fourth quarter 2008 EBITDA was negative $3.7 million. EBITDA consists of net (loss)/income excluding interest income or expense, income taxes, depreciation and amortization, and one-time non-recurring charges for impairment of goodwill and other intangible assets. Provision for income taxes was $4,000 for the three months ended December 31, 2008. Non-cash charges for depreciation of property and equipment was $1,324,000 for the three months ended December 31, 2008. Non-cash charges for amortization of acquisition related intangibles were $711,000 for the three months ended December 31, 2008 and related primarily to our prior business acquisitions. Non-cash charges related to the impairment of goodwill and other intangible assets acquired was approximately $13.7 million for the three months ended December 31, 2008. Interest and other expense was $771,000 for the three months ended December 31, 2008 and related primarily to the write-down of the Company’s minority investment in a private company, interest expense on the revolving line of credit and term loans and partially offset by interest earned on cash deposits. See Exhibit B for a reconciliation of GAAP net (loss)/income to EBITDA.

Non-GAAP net (loss)/income, non-GAAP net (loss)/income per share and EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents non-GAAP net (loss)/income, non-GAAP net (loss)/income per share and EBITDA because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used non-GAAP net (loss)/income, non-GAAP net (loss)/income per share and EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the Company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, and Sunset Direct are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, the current very difficult macro-economic environment and its impact on our business as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainly and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 340-2560	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$20,040	$37,407
Restricted cash	942	157
Accounts receivable, less allowance for doubtful accounts of $550 at December 31, 2008 and $285 at December 31, 2007	10,560	20,625
Prepaid expenses and other current assets	2,092	3,622

Total current assets	33,634	61,811
Property and equipment, net	10,222	9,447
Intangible assets, net	1,611	7,049
Goodwill	3,507	14,539
Other noncurrent assets	2,472	2,706

Total assets	$51,446	$95,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,220	$25,466
Accrued compensation and benefits	1,201	2,062
Other accrued liabilities	2,981	3,447
Deferred revenue	3,825	3,541
Current portion of capital lease obligations	226	—
Current portion of notes payable	1,725	1,083

Total current liabilities	20,178	35,599
Deferred tax liability	198	167
Long term deferred revenue	543	401
Capital lease obligations, less current portion	240	—
Notes payable, less current portion	2,608	1,333

Total liabilities	23,767	37,500

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 21,579,251 shares issued and 21,178,010 shares outstanding at December 31, 2008, and 20,359,560 shares issued and 20,325,960 shares outstanding at December 31, 2007	19	19
Additional paid-in capital	118,628	116,391
Accumulated deficit	(88,681)	(58,074)
Accumulated other comprehensive loss	(1,355)	(51)
Treasury stock, at cost, 401,241 shares at December 31, 2008 and 33,600 shares at December 31, 2007	(932)	(233)

Total stockholders’ equity	27,679	58,052

Total liabilities and stockholders’ equity	$51,446	$95,552

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net revenue	$13,447	$20,127	$66,327	$73,515
Cost of services	8,823	10,448	39,361	38,114

Gross margin	4,624	9,679	26,966	35,401

Operating expenses:
Sales and marketing	1,760	1,848	7,849	6,854
Technology and development	3,875	2,734	15,134	10,738
General and administrative	2,728	3,417	12,697	11,443
Depreciation and amortization	2,035	1,760	7,777	5,711
Impairment of goodwill & other intangible assets	13,747	—	13,747	—

Total operating expense	24,145	9,759	57,204	34,746

Operating (loss) income	(19,521)	(80)	(30,238)	655
Interest and other income, net	(771)	439	(34)	1,407

(Loss) income before income tax expense	(20,292)	359	(30,272)	2,062
Income tax expense	4	138	335	558

Net (loss) income	$(20,296)	$221	$(30,607)	$1,504

Basic (loss) income per share	$(1.05)	$0.01	$(1.58)	$0.09

Diluted (loss) income per share	$(1.05)	$0.01	$(1.58)	$0.08

Weighted average common shares
Basic	19,244	19,225	19,333	17,569

Diluted	19,244	20,740	19,333	18,882

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2008	2007
Operating activities:
Net (loss) income	$(30,607)	$1,504
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	4,542	2,646
Amortization of intangible assets	3,235	3,065
Impairment of goodwill & other intangible assets	13,747	—
Stock-based compensation expense	2,192	1,814
Provision for allowances for doubtful accounts	637	408
Amortization of discount on notes receivable	—	(44)
Loss on disposal of fixed assets	169	41
Writedown of minority investment	749	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	9,428	(5,634)
Prepaid expenses and other assets	977	(1,440)
Accounts payable	(15,205)	2,185
Accrued compensation and benefits	(836)	(310)
Other accrued liabilities	(452)	223
Deferred tax liability	(13)	363
Deferred revenue	426	47

Net cash (used in) provided by operating activities	(11,011)	4,868

Investing activities:
Purchases of property and equipment	(5,313)	(4,671)
Restricted cash, net	(785)	157
Acquisition of business, net of cash acquired	(1,000)	(9,027)
Purchase of notes receivable and warrants	—	(2,500)

Net cash used in investing activities	(7,098)	(16,041)

Financing activities:
Proceeds from issuance of common stock from option exercises	32	1,111
Proceeds from issuance of common stock from ESPP	13	76
Proceeds from issuance of common stock from warrant exercises	—	55
Tax benefit from stock option exercises		54
Net proceeds from follow-on offering of common stock	—	27,203
Principal payment of notes payable	(1,062)	(1,501)
Principal payment of capital lease obligations	(253)	(2)
Net borrowings under revolving line of credit	3,000	—
Tax payments in connection with treasury stock surrendered	(187)	(233)
Purchases of treasury stock	(512)	—

Net cash provided by financing activities	1,031	26,763

Effect of exchange rate changes on cash	(289)	(179)

Net (decrease) increase in cash and cash equivalents	(17,367)	15,411
Cash and cash equivalents at beginning of period	37,407	21,996

Cash and cash equivalents at end of period	$20,040	$37,407

Supplemental disclosures of cash flow information:
Cash paid for interest	$108	$208

Cash paid for taxes	$312	$223

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of assets under capital lease	$719	$—

Common stock issued in business acquisitions	—	$4,817

Notes payable issued in acquisition of assets	$—	$2,000

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP NET (LOSS)/INCOME TO NON-GAAP NET (LOSS)/INCOME (1)

(In thousands, except per share)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net (loss)/income – GAAP basis	$(20,296)	$221	$(30,607)	$1,504
Net revenue adjustment (2)	—	—	—	149
Stock compensation adjustments (3):
Cost of services	88	132	186	395
Sales and marketing	55	92	218	331
Technology and development	45	69	231	214
General and administrative	395	321	1,557	874
Amortization of intangible assets (4)	711	913	3,235	3,065
Facility closures (5)	181	—	484	—
Impairment of goodwill & other intangible assets (6)	13,747	—	13,747	—
Write-down of minority investment (7)	749	—	749	—
Tax effect of adjustment (8)	—	(414)	—	(1,322)

Net (loss)/income – Non-GAAP basis	$(4,325)	$1,334	$(10,200)	$5,210

Diluted weighted average shares outstanding	19,244	20,740	19,333	18,882

Non-GAAP diluted net (loss)/income per share	$(0.22)	$0.06	$(0.53)	$0.28

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net income, which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation. As we have completed six acquisitions since January 1, 2005, we believe non-GAAP net income provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net income is not meant to be considered in isolation or as a substitute for GAAP net income, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Business combination accounting rules require us to record the fair value of contracts assumed in connection with acquisitions. The non-GAAP adjustment is intended to reflect the full amount of revenue on assumed contracts that would have otherwise been recorded during the year ended December 31, 2007 which are related to our acquisitions of ViewCentral on September 15, 2006 and CAS Systems, Inc. on January 25, 2007. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on these types of contracts, although we cannot be sure that customers will renew these contracts.
(3)	Stock-based compensation: We adopted FASB Statement No. 123R, “Share Based Payments”, on January 1, 2006 under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option and restricted share awards at their estimated fair values. Prior to our Statement 123R adoption, we recorded stock-based compensation expenses at intrinsic values. In accordance with the modified prospective method, our financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation expenses will recur in future periods.
(4)	We have excluded the effect of amortization of intangibles from our non-GAAP net income. We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(5)

During our second quarter ended June 30, 2008, we closed our Oakland office and vacated the leased office space. In accordance with FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and FAS 144, Accounting for the Impairment or Disposal of Long-lived Assets, we recorded a liability for the remaining lease payments less the estimated lease rentals, net of any expenses associated of approximately $227,000, and wrote-off the remaining net book value of the leasehold improvements at this location of approximately $76,000. In the quarter ended December 31, 2008, we recorded an additional

$50,000 related to the additional rent due to the landlord from exercising an early termination provision in the lease agreement. Additionally, in the quarter ended December 31, 2008, the company decided to reduce the space leased in Manila for our Philippine operations. We recorded a total charge of approximately $130,000 which consisted of $72,000 related to an early termination penalty and forfeiture of the security deposit as specified in the lease agreement and approximately $58,000 related to the write-off of the remaining book value of the leasehold improvements at this location.

(6)

In the 4th quarter of 2008, we performed our annual impairment analysis of goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Step 1 of the impairment analysis determined that the carrying value of our Lead Development and Rainmaker Asia reporting units at December 31, 2008 was greater than their fair value, and that the goodwill relating to these reporting units was impaired. Upon completion of Step 2 of the analysis, we recorded a goodwill impairment charge of approximately $6.1 million on the Lead Development reporting unit and approximately $5.4 million on the Rainmaker Asia reporting unit. Additionally, we recorded an impairment charge against our other finite-lived intangible assets of approximately $1.1 million on the Lead Development reporting unit and approximately $1.1 million on the Rainmaker Asia reporting unit. The impairment evaluations for goodwill and other intangible assets included reasonable and supportable assumptions and were based on estimates of projected future cash flows. The goodwill and other intangible assets impairment charge is non-cash in nature and does not affect our liquidity, cash flows from operating activities, debt covenants, or have any impact on future operations except that amortization expense will decrease going forward.

(7)

In the 4th quarter of 2008, our $1,250,000 short-term note receivable from a privately owned company was automatically converted to 619,104 shares of Series A Preferred Stock of the company in accordance with the calculation set forth in the note agreement. Due to an adverse change in business climate, we performed a valuation during the 4th quarter to determine the fair value of these shares and the warrant that was received in connection with the original note agreement. The fair value of the shares and warrant was approximately $740,000 at December 31, 2008 resulting in a write-down of $749,000 representing the difference in the carrying value of the shares and warrant and their fair value at December 31, 2008. The impairment write-down of our investment in this privately owned company is non-cash in nature and does not affect our liquidity, cash flows from operating activities, debt covenants, or have any impact on future operations.

(8)	The tax effect of adjustments was calculated reflecting an effective tax rate of 0.0% and 27.1% for the three months ended December 31, 2008 and 2007, respectively, and 0.0% and 27.1% in the twelve months ended December 31, 2008 and 2007, respectively.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET (LOSS)/INCOME TO EBITDA (1)

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net (loss)/income – GAAP basis	$(20,296)	$221	$(30,607)	$1,504

Add:
Provision for income taxes	4	138	335	558
Depreciation of property and equipment	1,324	847	4,542	2,646
Amortization of acquisition related intangibles	711	913	3,235	3,065
Impairment of goodwill & other intangible assets	13,747	—	13,747	—
Interest and other expense/(income) (2)	771	(439)	34	(1,407)

	16,557	1,459	21,893	4,862

EBITDA – Non-GAAP basis	$(3,739)	$1,680	$(8,714)	$6,366

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses. We believe EBITDA provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA internally to manage our business and make operating decisions.
(2)	Included in interest and other expense/(income) for the three months and year ended December 31, 2008 was a charge of approximately $749,000 related to the write-down of our minority investment in a private company.

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